Exhibit 21.1
List of Subsidiaries	Jurisdiction
Kohlberg Capital Funding LLC I	Delaware
KCAP Senior Funding I Holdings, LLC	Delaware
KCAP Senior Funding I, LLC(4)	Delaware
KCAP Management, LLC	Delaware
Katonah Management Holdings LLC(1)	Delaware
Katonah X Management LLC(1)(2)	Delaware
Katonah 2007-I Management LLC(1)(2)	Delaware
Commodore Holdings, L.L.C.(1)	Delaware
KCAP Coastal, LLC	Delaware
KCAP Funding I, LLC	Delaware

(1)
Represents a wholly-owned portfolio company that is not consolidated for financial reporting purposes.

(2)
A wholly-owned subsidiary of Katonah Management Holdings LLC.

(3)
A wholly-owned subsidiary of Commodore Holdings, L.L.C.

(4)
A wholly-owned subsidiary of KCAP Senior Funding I Holdings, LLC.